Contact:	Richard H. Irving, III Senior Vice President, General Counsel & Secretary Tele. 503.653.4569
Release:	Immediately

BLOUNT INTERNATIONAL, INC. NAMES OSTERMAN CHAIRMAN

PORTLAND, OR April 25, 2005. Blount International, Inc. [NYSE: “BLT”] (“Blount” or the “Corporation”) announces that James S. Osterman, President and Chief Executive Officer since 2002, was elected to the position of Chairman of the Board and Chief Executive Officer. Eliot M. Fried, Chairman of the Board since 2001, was elected to the newly-created position of Lead Director. Both actions were made by Blount’s Board of Directors at its meeting on April 19, 2005 in Portland, Oregon and made effective on that same date. Mr. Fried has been a director of the Corporation since 1999, and Mr. Osterman since 2002.

“This promotion recognizes that, based on his leadership in turning the Corporation around during his tenure as President and Chief Executive Officer, Jim is the right person to act as our chairman," Mr. Fried explained. "Since assuming the CEO position in 2002, Jim has led the Corporation in attaining significant sales and profit growth, and has initiated actions to reduce debt, interest expense and leverage ratios. In 2004, the Corporation's adjusted share price reached a record high, and Blount became an independent company without a 51% or greater shareholder for the first time in its history. This new position is the right platform for Jim to continue to lead Blount’s three segments, Outdoor Products, Industrial & Power Equipment and Lawnmower.”

As part of this change, Mr. Osterman's Employment Agreement, which was scheduled to terminate at the end of 2005, was extended for two years through December 31, 2007. All of the other terms of that agreement, including the provision for a two-year consulting arrangement commencing at the end of the employment period, remain essentially the same.

Mr. Osterman, 67, has worked for Blount or one of its predecessors for over 46 years, including as President of the Oregon Cutting Systems Division from 1987 to 1997, and as President of the Outdoor Products Group from 1997 to 2002. Mr. Osterman also serves as non-employee Chairman and director of Cascade Corporation, a publicly-traded company located in Portland, Oregon.

As Lead Director, Mr. Fried will have the authority to convene and chair meetings of the independent directors, without management’s participation, and to raise matters with management or individual senior officers on behalf of the Board as he deems appropriate.

The Board noted that Mr. Fried's dedication, leadership, business judgment and commitment to integrity provide the right background for his new role as Lead Director.

Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products, Industrial and Power Equipment, and Lawnmower. Blount International, Inc. sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit our website at http://www.blount.com.